Exhibit 99.1

For Immediate Release Investor Relations Contact: Fitzhugh Taylor 203-682-8261 investors@chuys.com

Chuy’s Announces New $25 Million Credit Agreement

AUSTIN, TX – December 6, 2012 – Chuy’s Holdings, Inc. (NASDAQ: CHUY) announced today that it has entered into a new five-year $25 million revolving credit facility with Wells Fargo Bank, N.A. The new facility replaces an existing senior secured credit facility that was scheduled to mature in May 2016. At closing, $5.0 million was drawn under the new revolving credit facility to pay off the balance of the old facility plus accrued interest and fees.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We are pleased to have closed this financing, which will provide us with a more favorable interest rate, an extended maturity, increased flexibility and simplified covenants as compared to our former senior secured credit facility. With this new facility in place, we believe we are well positioned to continue to execute our business strategies and facilitate our growth plans well into the future.”

Excluding the existing balance, the new facility allows for available borrowings of $20 million compared to availability of approximately $10.5 million under the old facility. Additionally, the new facility bears interest between 1.75% and 2.25% over LIBOR, dependent upon the Company’s leverage ratio, with no LIBOR floor. As of closing, the Company’s borrowing rate was reduced by approximately five percent compared to the current rates under the previous facility and is expected to reduce annual interest expense by approximately $250,000 at current borrowing levels. In conjunction with the refinancing, the Company will record a one-time pre-tax expense of approximately $91,000 related to the write-off of financing costs previously deferred for the old facility.

About Chuy’s

Founded in Austin, Texas in 1982, Chuy’s owns and operates 39 full-service restaurants across 8 states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including our newest locations, please visit Chuys.com.